Exhibit 23


[COOPERS & LYBRAND LETTERHEAD]




The Directors
Cinergy Corp.
139 East Fourth Street
PO Box 960
Cincinnati  OH  45201-0960
U.S.A.	5 August 1996





Dear Sirs

Midlands Electricity Plc

We hereby consent to the inclusion in the Form 8K Report, in respect of Cinergy Corp., to be dated 6 August 1996, of our audit report on the financial statements of Midlands Electricity Plc for the year ended 31 March 1996 in the form and context in which it is included.

Yours faithfully




Coopers & Lybrand